UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 9, 2010

DEALERTRACK HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-51653	52-2336218
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1111 Marcus Ave., Suite M04, Lake Success, NY	11042
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 516-734-3600

Not Applicable
 Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(e). ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 9, 2010, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of DealerTrack Holdings, Inc. (the “Company”) approved long-term performance equity awards consisting of performance stock units (“PSUs”) for certain of the Company’s named executive officers, as defined in Regulation S-K Item 402(a)(3). Subject to adjustment as described below, the PSUs vest in full on January 31, 2013, provided that the executive officer remains employed at the Company on such date. The target number of PSUs (100%) awarded is subject to adjustment ranging from 0% (threshold) to 137.5% (maximum) based solely upon achievement of certain pre-established performance goals. These performance goals are equally based on both the Company’s Adjusted Net Income for calendar year 2010 and the total shareholder return of the Company’s common stock as compared to other companies in the NASDAQ Internet Index in the aggregate for calendar years 2010, 2011 and 2012. The awards will accelerate in full if an executive is terminated without cause, or resignes for good reason within 12 months of a change of control. A copy of the form of Performance Stock Unit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Compensation Committee approved awards to each of the individuals identified below in the following amounts:
Name of Officer	Target Number of PSUs
Mark F. O’Neil	58,550
Eric D. Jacobs	15,960
Raj Sundaram	15,960
Rick Von Pusch	15,960
Richard McLeer	12,780

The PSUs were granted pursuant to the Company’s Third Amended and Restated 2005 Incentive Award Plan, which was filed as Exhibit 10.28 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2010.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
10.1	Form of Performance Stock Unit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2010

DealerTrack Holdings, Inc.
By: /s/ Eric D. Jacobs
Eric D. Jacobs
Senior Vice President, Chief Financial and Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Performance Stock Unit Agreement.